Exhibit 5.1

THE CRONE LAW GROUP, LLP
201 Mission Street
Suite 1930
San Francisco, California 94105
Telephone (415) 495-8900
facsimile (415) 495-8901

March 8, 2006

Songzai International Holding Group, Inc.
20337 Rimview Place
Walnut, California 91789

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about March 8, 2006 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Act") of 5,000,000 shares available for issuance under your 2006 Stock Option/Stock Issuance Plan. Such shares of Common Stock are referred to herein as the "Shares," and such plan is referred to herein as the "Plan." As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant or purchase under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

The Crone Law Group, LLP